Gramercy Capital Corp. Settles Wachovia Bank, National Association Secured Credit Facility and Term Loan

New York, NY – December 7, 2009 - Gramercy Capital Corp. (NYSE: GKK) announced today that it has entered into a termination agreement with Wachovia Bank, National Association, or Wachovia, as administrative agent, to settle and satisfy in full a pre-existing loan obligation of approximately $44.5 million under its secured term loan, credit facility and related guarantees. The Company made a one-time cash payment of $22.5 million and executed and delivered to Wachovia a subordinate participation interest in the Company’s 50% interest in one of the four mezzanine loans formerly pledged under the credit agreement. The maximum cash proceeds Wachovia may receive pursuant to the subordinate participation interest is $21.0 million. Upon termination, all of the security interests and liens in favor of Wachovia under the credit agreement were released. Simultaneous with their release, two mezzanine loans were contributed by the Company to two of its CDOs.

Clifford Chance US LLP acted as the Company’s restructuring counsel for this transaction.

Company Profile

Gramercy Capital Corp. is a self-managed integrated commercial real estate finance and property investment company whose Gramercy Finance division focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed security and other real estate securities, and whose Gramercy Realty division targets commercial properties leased primarily to financial institutions and affiliated users throughout the United States. Gramercy is headquartered in New York City, and has regional investment and portfolio management offices Jenkintown, Pennsylvania, Charlotte, North Carolina and St. Louis, Missouri.

To review Gramercy's latest news releases and other corporate documents, please visit the Company's website at www.gkk.com or contact Investor Relations at 212-297-1000.

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the success or failure of our efforts to implement our current business strategy; the strength of the commercial finance and real estate property market; and the banking industry specifically; competitive market conditions; unanticipated administrative costs; general and local economic conditions; interest rates; capital and credit market conditions; bankruptcies and defaults of borrowers or tenants in the Company's properties or properties securing the Company's debt investments; the Company's ability to operate as an internally-managed company; difficulties encountered in integrating the Company's former external manager into the Company; the resolution of the Company's non-performing and sub-performing assets; compliance with financial covenants, maintenance of liquidity needs; management changes; compliance with over-collateralization and interest coverage tests in the Company's CDOs; and other factors including those listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q, which are beyond the Company's control. The Company undertakes no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company's filings with the Securities and Exchange Commission.

Contact:

Jon W. Clark
Chief Financial Officer
(212) 297-1000
-Or-
Julia M. Rivera
Investor Relations
(212) 297-1000